Exhibit 99.1

FOR IMMEDIATE RELEASE

NAVIENT REPORTS SECOND-QUARTER 2014 FINANCIAL RESULTS

Navient Successfully Completes Spin-Off from SLM Corporation on April 30, 2014

Delinquency and Charge-Off Rates on Private Education Loan Portfolio Down to Lowest Levels Since 2008

Company Receives Extension on U.S. Department of Education Servicing Contract

NEWARK, Del., July 16, 2014 — Navient (NASDAQ: NAVI) today released second-quarter 2014 financial results, its first since the successful launch as an independent publicly traded company earlier this quarter. The company’s results show a continued improvement in student loan portfolio credit quality with 90-plus day delinquencies on its federal and private loan portfolio declining to the lowest levels since 2008. During the quarter, the company received an extension of its loan servicing contract from the U.S. Department of Education.

“Navient’s first earnings release demonstrates that strong financial performance and industry-leading customer success go hand in hand,” said Jack Remondi, president and CEO, Navient. “Our approach to loan servicing continues to help more customers successfully manage their student loan payments and avoid the consequences of default, as reflected in the improving credit quality of the loans we service. As the leader in default prevention, we assisted 667,000 borrowers to pay off their student loans in full over the past year. Looking ahead, Navient is well positioned to grow as more institutions turn to us for loan servicing and asset recovery solutions that focus on customer success and compliance.”

For the second-quarter 2014, GAAP net income was $307 million ($0.71 diluted earnings per share), compared with $543 million ($1.20 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $241 million ($0.56 diluted earnings per share), compared with $447 million ($1.00 diluted earnings per share) for the year-ago quarter. When compared to GAAP results, core earnings exclude the impact of: (1) the financial results of the consumer banking business for historical periods prior to the April 30, 2014 spin-off as well as restructuring and reorganization expenses incurred in connection with the spin-off; (2) unrealized, mark-to-market gains/losses on derivatives; and (3) goodwill and acquired intangible asset amortization and impairment.

Last year, management undertook a series of actions to improve shareholder value, including the sale of residual interests in several FFELP securitization trusts, the divestiture of two subsidiaries, debt repurchases, and the strategic separation of Navient from SLM Corporation, which was completed on April 30, 2014. Adjusting for these transactions, second quarter 2014 core earnings increased $0.04 per share compared to the year-ago quarter, primarily due to increased servicing and asset recovery revenue and lower provisions for loan losses. The table below summarizes the impact of these items on core earnings:

Impact of items related to improving shareholder value

(dollars in millions)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Increase (Decrease) in Core Earnings
Gains from sales of residual interests in FFELP securitization trusts	$—	$257	$(257)
Gains from sales of subsidiaries, net of tax	—	38	(38)
Debt repurchase gains	—	19	(19)

Other items

(dollars in millions)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Increase (Decrease) in Core Earnings
Servicing, asset recovery and other revenue	$214	$178	$36
Provisions for loan losses	155	202	47
Operating expenses	195	185	(10)
Net interest income before provisions for loan losses	522	576	(54)

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed above, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014 and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Second-quarter 2014 GAAP results included gains of $150 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $143 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

On April 30, 2014, the spin-off of Navient from SLM Corporation was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the spin-off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the spin-off, notwithstanding the legal form of the spin-off. Since Navient is the accounting successor to SLM Corporation, the historical financial statements of SLM Corporation prior to the distribution on April 30, 2014 are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the spin-off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM Corporation)) and reflect the deemed distribution of the consumer banking business to SLM Corporation’s stockholders on April 30, 2014. See “Presentation of Information” and “Spin-Off of Navient” for further information.

Federally Guaranteed Student Loans (FFELP)

In the FFELP Loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $72 million in second-quarter 2014, compared with the year-ago quarter’s $238 million. The decrease is primarily due to the $257 million gain from the sale of residual interests in FFELP loan securitization trusts completed in the year-ago quarter, as well as a reduction in net interest income due to the decrease in FFELP loans outstanding.

The company acquired $1.3 billion of FFELP loans in the first six months of 2014. At June 30, 2014, Navient held $100 billion of FFELP loans compared with $107 billion at June 30, 2013.

Private Education Loans

In the private education loans segment, Navient acquires, finances and services private education loans.

Quarterly core earnings were $86 million compared with $61 million in the year-ago quarter. The increase is primarily the result of a $44 million decrease in the provision for private education loan losses.

Core earnings second-quarter 2014 private education loan portfolio results vs. second-quarter 2013 are as follows:

•	Delinquencies of 90 days or more of 3.2 percent of loans in repayment, down from 4.0 percent.

•	Total delinquencies of 7.1 percent of loans in repayment, down from 8.4 percent.

•	Annualized charge-off rate of 2.5 percent of average loans in repayment, down from 3.0 percent.

•	Student loan spread of 4.10 percent, unchanged from the year-ago quarter.

•	Provision for private education loan losses of $145 million, down from $189 million.

•	The portfolio balance, net of loan loss allowance, was $30.3 billion, down from $31.8 billion.

Business Services

Navient’s business services segment includes fees primarily from servicing and asset recovery activities.

Business services core earnings were $130 million in second-quarter 2014, compared with $168 million in the year-ago quarter. The decrease is primarily due to the $38 million after-tax gain recognized on the sale of a subsidiary in the year-ago quarter.

On June 13, 2014, the U.S. Department of Education extended its servicing contract with Navient to service Direct Student Loan Program federal loans for five more years. Navient services approximately 5.8 million accounts under this contract.

Operating Expenses

Second-quarter 2014 core earnings operating expenses were $195 million, compared with $185 million in the year-ago quarter. The increase was primarily due to increased third-party servicing and asset recovery activities that grew revenue by $38 million.

Funding and Liquidity

During the second-quarter 2014, Navient issued $747 million in FFELP asset-backed securities (ABS).

In June 2014, Navient closed a $1.0 billion private education loan asset-backed commercial paper facility. The facility, which matures in June 2015, will be available for private education loan refinancing and acquisitions.

Shareholder Distributions

In June 2014, Navient paid a common stock dividend of $0.15 per share which was equal to the prior quarterly common stock dividend paid by SLM Corporation prior to the spin-off.

In May 2014, Navient authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date. Navient repurchased 4 million shares of common stock for $65 million in the second quarter of 2014.

***

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014 and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in Navient’s Form 10 (filed with the SEC on April 10, 2014, and declared effective on April 14, 2014). Certain reclassifications have been made to the balances as of and for the three and six months ended June 30, 2013, to be consistent with classifications adopted for 2014, and had no effect on net income, total assets or total liabilities.

***

Navient will host an earnings conference call tomorrow, July 17, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 855-267-0359 (USA and Canada) or dial 267-751-3600 (international) and use access code 69185804 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.navient.com/investors. A replay of the conference call via Navient’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Aug. 1, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 69185804.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.navient.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Form 10, as amended, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2014 and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the recently completed separation of Navient from SLM Corporation; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

As the nation’s leading loan management, servicing and asset recovery company, Navient (NASDAQ: NAVI) helps customers navigate the path to financial success. Servicing over $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on NASDAQ as an independent company on May 1, 2014.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Presentation of Information

Unless the context otherwise requires, references in this earnings release to:

•

“We,” “our,” “us,” or the “Company” with respect to any period on or prior to the date of the Spin-Off refers to Old SLM and its consolidated subsidiaries as constituted prior to the Spin-Off, and any references to “Navient,” “we,” “our,” “us,” or the “Company” with respect to any period after the date of the Spin-Off refers to Navient and its consolidated subsidiaries.

•

“Old SLM” refers to SLM Corporation, as it existed prior to the Spin-Off, and its consolidated subsidiaries. As part of an internal corporate reorganization of Old SLM, Old SLM was merged into a limited liability company and became a subsidiary of Navient, changing its name to “Navient, LLC.”

•

Navient’s historical business and operations refer to Old SLM’s portfolio of FFELP and private education student loans not held by Sallie Mae Bank, together with the servicing and asset recovery businesses that were retained by or transferred to Navient in connection with the internal corporate reorganization.

•

“SLM BankCo” refers to New BLC Corporation, which became the publicly traded successor to Old SLM on April 29, 2014 by virtue of a merger pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”), and its consolidated subsidiaries. Following consummation of the merger, New BLC Corporation changed its name to SLM Corporation. After the Spin-Off, SLM BankCo’s business consists primarily of the consumer banking business previously operated by Old SLM, which includes Sallie Mae Bank and its portfolio of Private Education Loans, a new Private Education Loan servicing business and the Upromise Rewards business.

•	“Spin-Off” collectively refers to the internal reorganization of Old SLM and the distribution of Navient.

Spin-Off of Navient

On May 29, 2013, Old SLM first announced its intent to separate into two distinct publicly traded entities — a loan management, servicing and asset recovery business and a consumer banking business. The loan management, servicing and asset recovery business, Navient, would be comprised primarily of Old SLM’s portfolios of education loans not currently held in Sallie Mae Bank, as well as servicing and asset recovery activities on those loans and loans held by third parties. The consumer banking business, SLM BankCo, would be comprised primarily of Sallie Mae Bank and its Private Education Loan origination business, the Private Education Loans it holds and a related servicing business, and would be a consumer banking franchise with expertise in helping families save, plan and pay for college.

On April 8, 2014, the board of directors of Old SLM approved the distribution of all of the issued and outstanding shares of Navient common stock on the basis of one share of Navient common stock for each share of Old SLM common stock issued and outstanding as of the close of business on April 22, 2014, the record date for the distribution. The distribution occurred on April 30, 2014. The distribution was preceded by an internal corporate reorganization of Old SLM pursuant to which, on April 29, 2014, SLM BankCo replaced Old SLM as the parent holding company pursuant to a merger. In accordance with Section 251(g) of the DGCL, by action of the Old SLM board of directors and without a shareholder vote, Old SLM was merged into Navient, LLC, a wholly-owned subsidiary of SLM BankCo, with Navient, LLC surviving. As part of the internal corporate reorganization and pursuant to the merger, all of the outstanding shares of Old SLM Series A preferred stock and Series B preferred stock were converted, on a 1-to-1 basis, into substantially identical shares of SLM BankCo preferred stock. Immediately following the effective time of the merger, SLM BankCo changed its name to “SLM Corporation.” Following the merger, the assets and liabilities associated with the education loan management, servicing and asset recovery business were transferred to Navient, and those assets and liabilities associated with the consumer banking business were transferred to SLM BankCo. The Spin-Off is intended to be tax-free to stockholders. On July 9, 2014, Navient received a private letter ruling from the Internal Revenue Service stating that the spin-off of Navient from Old SLM qualifies as a reorganization for U.S.

federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code confirming the tax-free status of the Spin-Off and the related internal reorganization transactions.

Due to the relative significance of Navient to Old SLM, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM, notwithstanding the legal form of the Spin-Off. As a result, the historical GAAP financial statements of Old SLM prior to the distribution on April 30, 2014 are the historical financial statements of Navient. For that reason the historical GAAP financial information related to periods on or prior to April 30, 2014 contained in this earnings release is that of Old SLM (which includes the consolidated results of both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM BankCo)).

Since Navient is the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014, notwithstanding the legal form of the Spin-Off in which Navient stock was distributed to the stockholders of SLM BankCo.

The following table shows the condensed balance sheet of SLM BankCo that the financial statements of Navient reflect as a shareholder distribution on April 30, 2014:

(In millions)	April 30, 2014
Assets
FFELP Loans	$1,380
Private Education Loans	7,204
Investments	139
Cash and cash equivalents	2,170
Other assets	883

Total assets	$11,776

Liabilities
Short-term borrowings	$6,491
Long-term borrowings	2,750
Other liabilities	825

Total liabilities	10,066

Equity
Preferred stock
Series A	165
Series B	400
Common stock	1,145

Total equity	1,710

Total liabilities and equity	$11,776

Selected Historical Financial Information and Ratios

Although SLM BankCo is the entity that distributed the shares of Navient common stock to SLM BankCo common stockholders, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore Navient, and not SLM BankCo, is the “accounting successor” to Old SLM. Hence, the following GAAP financial information to the extent related to periods on or prior to April 30, 2014 reflects the historical results of operations and financial condition of Old SLM, which is the accounting predecessor of Navient. For a discussion of how “Core Earnings” results are different than GAAP results, see “‘Core Earnings’ — Definitions and Limitations” and “Differences between ‘Core Earnings’ and GAAP.”

	Quarters Ended			Six Months Ended
(In millions, except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
GAAP Basis
Net income attributable to Navient Corporation	$307	$219	$543	$526	$889
Diluted earnings per common share attributable to Navient Corporation	$.71	$.49	$1.20	$1.20	$1.94
Weighted average shares used to compute diluted earnings per share	430	435	448	432	453
Net interest margin, Private Educations Loans	4.11%	4.31%	4.08%	4.22%	4.10%
Net interest margin, FFELP Loans	1.27%	1.31%	1.25%	1.29%	1.24%
Return on assets	.87%	.59%	1.35%	.72%	1.08%

Ending FFELP Loans, net	$99,730	$102,635	$108,491	$99,730	$108,491
Ending Private Education Loans, net	30,324	38,157	37,116	30,324	37,116

Ending total student loans, net	$130,054	$140,792	$145,607	$130,054	$145,607

Average FFELP Loans	$100,926	$103,734	$113,981	$102,322	$117,896
Average Private Education Loans	33,811	38,945	38,154	36,364	38,279

Average total student loans	$134,737	$142,679	$152,135	$138,686	$156,175

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$241	$142	$447	$383	$709
Diluted earnings per common share attributable to Navient Corporation	$.56	$.33	$1.00	$.89	$1.56
Weighted average shares used to compute diluted earnings per share	430	435	448	432	453
Net interest margin, Private Educations Loans	4.00%	3.91%	3.86%	3.96%	3.84%
Net interest margin, FFELP Loans	.89%	.86%	.87%	.88%	.85%
Return on assets	.70%	.41%	1.17%	.56%	.91%

Ending FFELP Loans, net	$99,730	$101,240	$107,331	$99,730	$107,331
Ending Private Education Loans, net	30,324	30,949	31,781	30,324	31,781

Ending total student loans, net	$130,054	$132,189	$139,112	$130,054	$139,112

Average FFELP Loans	$100,467	$102,329	$112,891	$101,393	$116,831
Average Private Education Loans	31,408	31,525	32,619	31,467	32,411

Average total student loans	$131,875	$133,854	$145,510	$132,860	$149,242

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FFELP Loan spread	.98%	.95%	.97%	.96%	.95%
Net interest margin	.89%	.86%	.87%	.88%	.85%
Provision for loan losses	$10	$10	$13	$20	$29
Charge-offs	$15	$22	$20	$37	$42
Charge-off rate	.08%	.12%	.10%	.10%	.10%
Total delinquency rate	14.8%	13.8%	15.7%	14.8%	15.7%
Greater than 90-day delinquency rate	7.0%	7.3%	8.1%	7.0%	8.1%
Forbearance rate	17.2%	17.6%	16.5%	17.2%	16.5%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Private Education Loan spread	4.10%	4.01%	4.10%	4.05%	4.09%
Net interest margin	4.00%	3.91%	3.86%	3.96%	3.84%
Provision for loan losses	$145	$136 (1)	$189	$281	$394
Charge-offs	$166	$218	$212	$385	$444
Charge-off rate	2.5%	3.3%	3.0%	2.9%	3.2%
Total delinquency rate	7.1%	7.8%	8.4%	7.1%	8.4%
Greater than 90-day delinquency rate	3.2%	3.9%	4.0%	3.2%	4.0%
Forbearance rate	4.2%	4.3%	3.9%	4.2%	3.9%
Loans in repayment greater than 12 months	90.9%	91.1%	82.6%	90.9%	82.6%
Cosigner rate	64%	64%	62%	64%	62%
Average FICO	718	718	717	718	717

(1)

Prior to the Spin-Off, Sallie Mae Bank sold $666 million of loans to Old SLM in the quarter ended March 31, 2014 for (1) securitization transactions at Old SLM and (2) to enable Old SLM to manage loans either granted forbearance or were 90 days or more past due. In the quarter ended March 31, 2014, $29 million of the allowance for loan loss balance was transferred from Sallie Mae Bank to Old SLM. As a result, Old SLM did not need to provide additional provision for loan losses for these loans in the quarter ended March 31, 2014. Had the allowance not transferred from Sallie Mae Bank to Old SLM, the provision would have been $165 million and $310 million for the quarter ended March 31, 2014 and six months ended June 30, 2014, respectively.

Business Services Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in billions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Contingent asset recovery receivables	$16.3	$15.9	$14.6	$16.3	$14.6
Number of accounts serviced for ED (in millions)	5.8	5.8	5.2	5.8	5.2
Total federal loans serviced	$272	$271	$245	$272	$245

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2014 vs. March 31, 2014		June 30, 2014 vs. June 30, 2013
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	$	%	$	%
Interest income:
FFELP Loans	$631	$646	$703	$(15)	(2)%	$(72)	(10)%
Private Education Loans	539	644	627	(105)	(16)	(88)	(14)
Other loans	2	3	3	(1)	(33)	(1)	(33)
Cash and investments	3	3	4	—	—	(1)	(25)

Total interest income	1,175	1,296	1,337	(121)	(9)	(162)	(12)
Total interest expense	513	530	553	(17)	(3)	(40)	(7)

Net interest income	662	766	784	(104)	(14)	(122)	(16)
Less: provisions for loan losses	165	185	201	(20)	(11)	(36)	(18)

Net interest income after provisions for loan losses	497	581	583	(84)	(14)	(86)	(15)
Other income (loss):
Gains on sales of loans and investments	—	—	251	—	—	(251)	(100)
Gains (losses) on derivative and hedging activities, net	61	(8)	18	69	863	43	239
Servicing revenue	73	61	69	12	20	4	6
Asset recovery revenue	132	111	109	21	19	23	21
Gains on debt repurchases	—	—	19	—	—	(19)	(100)
Other income	9	6	24	3	50	(15)	(63)

Total other income	275	170	490	105	62	(215)	(44)
Expenses:
Operating expenses	211	366	244	(155)	(42)	(33)	(14)
Goodwill and acquired intangible asset impairment and amortization expense	2	4	3	(2)	(50)	(1)	(33)
Restructuring and other reorganization expenses	61	26	23	35	135	38	165

Total expenses	274	396	270	(122)	(31)	4	1

Income from continuing operations, before income tax expense	498	355	803	143	40	(305)	(38)
Income tax expense	191	136	299	55	40	(108)	(36)

Net income from continuing operations	307	219	504	88	40	(197)	(39)
Income from discontinued operations, net of tax expense	—	—	38	—	—	(38)	(100)

Net income	307	219	542	88	40	(235)	(43)
Less: net loss attributable to noncontrolling interest	—	—	(1)	—	—	1	(100)

Net income attributable to Navient Corporation	307	219	543	88	40	(236)	(43)
Preferred stock dividends	2	5	5	(3)	(60)	(3)	(60)

Net income attributable to Navient Corporation common stock	$305	$214	$538	$91	43%	$(233)	(43)%

Basic earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$.72	$.50	$1.14	$.22	44%	$(.42)	(37)%
Discontinued operations	—	—	.08	—	—	(.08)	(100)

Total	$.72	$.50	$1.22	$.22	44%	$(.50)	(41)%

Diluted earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$.71	$.49	$1.12	$.22	45%	$(.41)	(37)%
Discontinued operations	—	—	.08	—	—	(.08)	(100)

Total	$.71	$.49	$1.20	$.22	45%	$(.49)	(41)%

Dividends per common share attributable to Navient Corporation	$.15	$.15	$.15	$—	—%	$—	—%

	Six Months Ended June 30,		Increase (Decrease)
(In millions, except per share data)	2014	2013	$	%
Interest income:
FFELP Loans	$1,278	$1,439	$(161)	(11)%
Private Education Loans	1,183	1,249	(66)	(5)
Other loans	4	6	(2)	(33)
Cash and investments	6	8	(2)	(25)

Total interest income	2,471	2,702	(231)	(9)
Total interest expense	1,042	1,123	(81)	(7)

Net interest income	1,429	1,579	(150)	(9)
Less: provisions for loan losses	350	442	(92)	(21)

Net interest income after provisions for loan losses	1,079	1,137	(58)	(5)
Other income (loss):
Gains on sales of loans and investments	—	307	(307)	(100)
Gains (losses) on derivative and hedging activities, net	53	(13)	66	508
Servicing revenue	136	139	(3)	(2)
Asset recovery revenue	243	208	35	17
Gains on debt repurchases	—	42	(42)	(100)
Other income	13	59	(46)	(78)

Total other income	445	742	(297)	(40)
Expenses:
Operating expenses	578	481	97	20
Goodwill and acquired intangible asset impairment and amortization expense	6	6	—	—
Restructuring and other reorganization expenses	87	34	53	156

Total expenses	671	521	150	29

Income from continuing operations, before income tax expense	853	1,358	(505)	(37)
Income tax expense	328	509	(181)	(36)

Net income from continuing operations	525	849	(324)	(38)
Income from discontinued operations, net of tax expense	1	39	(38)	(97)

Net income	526	888	(362)	(41)
Less: net loss attributable to noncontrolling interest	—	(1)	1	(100)

Net income attributable to Navient Corporation	526	889	(363)	(41)
Preferred stock dividends	6	10	(4)	(40)

Net income attributable to Navient Corporation common stock	$520	$879	$(359)	(41)%

Basic earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$1.22	$1.88	$(.66)	(35)%
Discontinued operations	—	.09	(.09)	(100)

Total	$1.22	$1.97	$(.75)	(38)%

Diluted earnings (loss) per common share attributable to Navient Corporation:
Continuing operations	$1.20	$1.85	$(.65)	(35)%
Discontinued operations	—	.09	(.09)	(100)

Total	$1.20	$1.94	$(.74)	(38)%

Dividends per common share attributable to Navient Corporation	$.30	$.30	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	June 30, 2014	March 31, 2014	June 30, 2013
Assets
FFELP Loans (net of allowance for losses of $96; $107 and $133, respectively)	$99,730	$102,635	$108,491
Private Education Loans (net of allowance for losses of $1,983; $2,059 and $2,149, respectively)	30,324	38,157	37,116
Cash and investments	2,294	4,529	4,265
Restricted cash and investments	3,613	3,794	4,109
Goodwill and acquired intangible assets, net	373	421	440
Other assets	6,642	6,936	7,047

Total assets	$142,976	$156,472	$161,468

Liabilities
Short-term borrowings	$4,316	$11,626	$16,558
Long-term borrowings	131,919	136,177	135,879
Other liabilities	2,720	3,071	3,597

Total liabilities	138,955	150,874	156,034

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	—	165	165
Series B: 0 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	—	400	400
Common stock, par value $0.01, $0.20 and $0.20 per share, respectively; 1.125 billion shares authorized: 424 million; 549 million and 544 million shares, respectively, issued	4	110	109
Additional paid-in capital	2,868	4,461	4,355
Accumulated other comprehensive income, net of tax expense	7	7	9
Retained earnings	1,224	2,733	2,195

Total Navient Corporation stockholders’ equity before treasury stock	4,103	7,876	7,233
Less: Common stock held in treasury: 5 million; 127 million and 108 million shares, respectively	(82)	(2,283)	(1,804)

Total Navient Corporation stockholders’ equity	4,021	5,593	5,429
Noncontrolling interest	—	5	5

Total equity	4,021	5,598	5,434

Total liabilities and equity	$142,976	$156,472	$161,468

Consolidated Earnings Summary — GAAP basis

Three Months Ended June 30, 2014 Compared with Three Months Ended June 30, 2013

For the three months ended June 30, 2014, net income was $307 million, or $0.71 diluted earnings per common share, compared with net income of $543 million, or $1.20 diluted earnings per common share, for the three months ended June 30, 2013. The decrease in net income was primarily due to $257 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts that occurred in the year-ago quarter, a $38 million after-tax gain from the sale of the Campus Solutions business in the year-ago quarter, a $122 million decline in net interest income, a $19 million decrease in debt repurchase gains, a $15 million decrease in other income, and higher restructuring and other reorganization costs of $38 million, which was partially offset by a $36 million decline in the provision for loan losses, lower operating expenses of $33 million, a $43 million increase in net gains on derivative and hedging activities and a $27 million increase in servicing and asset recovery revenue.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $122 million due to a reduction in FFELP net interest income resulting from a $13 billion decline in average FFELP Loans outstanding. This decline in FFELP Loans was due, in part, to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts at the time of sale. Also contributing to the decrease was SLM BankCo’s net interest income attributable to the Company declining $54 million between the periods primarily as a result of the deemed distribution on April 30, 2014.

•

Provisions for loan losses declined $36 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments decreased by $251 million as the result of a $257 million gain on the sale of the Residual Interests in FFELP Loan securitization trusts in the year-ago quarter. There were no sales in the current quarter.

•

Gains (losses) on derivative and hedging activities, net, increased $43 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and asset recovery revenue increased $27 million primarily as a result of an increase in the number of accounts serviced and an increase in asset recovery volumes.

•	Gains on debt repurchases decreased $19 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income decreased $15 million primarily due to a $21 million decrease in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Operating expenses decreased $33 million primarily as a result of SLM BankCo’s operating expenses attributable to the Company declining $44 million between the periods primarily as a result of the deemed distribution on April 30, 2014. This was partially offset primarily by increases in our third-party servicing and asset recovery activities.

•	Restructuring and other reorganization expenses increased $38 million to $61 million. These expenses were primarily related to third-party costs incurred in connection with the Spin-Off.

We repurchased 4 million shares and 9 million shares of our common stock during the three months ended June 30, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 18 million common shares from the year-ago quarter.

Six Months Ended June 30, 2014 Compared with Six Months Ended June 30, 2013

For the six months ended June 30, 2014, net income was $526 million, or $1.20 diluted earnings per common share, compared with net income of $889 million, or $1.94 diluted earnings per common share, for the six months ended June 30, 2013. The decrease in net income was primarily due to $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts that occurred in the first half of 2013, a $38 million after-tax gain from the sale of the Campus Solutions business in the year-ago period, a $150 million decline in net interest income, a $42 million decrease in debt repurchase gains, a $46 million decrease in other income, higher operating expenses of $97 million and higher restructuring and other reorganization costs of $53 million, which was partially offset by a $92 million decline in the provision for loan losses, a $66 million increase in net gains on derivative and hedging activities and a $32 million increase in servicing and asset recovery revenue.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•

Net interest income decreased by $150 million due to a reduction in FFELP net interest income resulting from a $16 billion decline in average FFELP Loans outstanding. This decline in FFELP Loans was due, in part, to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts at the time of sale. Also contributing to the decrease was SLM BankCo’s net interest income attributable to the Company declining $27 million between the periods primarily as a result of the deemed distribution on April 30, 2014.

•

Provisions for loan losses declined $92 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments decreased by $307 million as the result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in the first-half of 2013. There were no sales in the current six-month period.

•

Gains (losses) on derivative and hedging activities, net, increased $66 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and asset recovery revenue increased $32 million primarily as a result of an increase in the number of accounts serviced and an increase in asset recovery volumes.

•	Gains on debt repurchases decreased $42 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Other income decreased $46 million primarily due to a $55 million decrease in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

The primary driver of the increase in direct operating expenses for the six months ended June 30, 2014 compared with the prior-year period was $103 million of additional reserve recorded in first-quarter 2014 for pending regulatory matters. During the second quarter, Navient entered into an agreement with the U.S. Department of Justice (DOJ) and Federal Deposit Insurance Corporation (FDIC) to resolve previously reported regulatory matters relating to compliance with certain requirements including the Servicemembers Civil Relief Act (SCRA).

Operating expenses excluding the regulatory reserve discussed above decreased $6 million, primarily due to SLM BankCo’s operating expenses attributable to the Company declining $50 million between the periods primarily as a result of the deemed distribution on April 30, 2014. This was partially offset primarily by increases in our third-party servicing and asset recovery activities.

•	Restructuring and other reorganization expenses increased $53 million to $87 million. These expenses were primarily related to third-party costs incurred in connection with the Spin-Off.

We repurchased 12 million shares and 19 million shares of our common stock during the six months ended June 30, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 21 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of the consumer banking business (SLM BankCo) prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness resulting in unrealized, mark-to-market gains/losses; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Old SLM’s definition of “Core Earnings” did not exclude the financial results attributable to the operations of the consumer banking business and related restructuring and reorganization expense incurred in connection with the Spin-Off. In the second quarter of 2014, in connection with the Spin-Off, Navient included this additional adjustment as a part of “Core Earnings” to allow better comparability of Navient’s results to pre-Spin-Off historical periods. All prior periods in this earnings release have been restated to conform to Navient’s revised definition of “Core Earnings.”

	Quarter Ended June 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$522	$490	$—	$—	$—	$1,012	$166	$(8)	$158	$1,170
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	1	1	3

Total interest income	523	490	—	3	—	1,016	166	(7)	159	1,175
Total interest expense	291	173	—	30	—	494	12	7 (4)	19	513

Net interest income (loss)	232	317	—	(27)	—	522	154	(14)	140	662
Less: provisions for loan losses	10	145	—	—	—	155	—	10	10	165

Net interest income (loss) after provisions for loan losses	222	172	—	(27)	—	367	154	(24)	130	497
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	15	7	166	—	(115)	73	—	—	—	73
Asset recovery revenue	—	—	132	—	—	132	—	—	—	132
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income	—	—	1	8	—	9	(154)	215 (5)	61	70

Total other income (loss)	15	7	299	8	(115)	214	(154)	215	61	275
Expenses:
Direct operating expenses	121	42	93	2	(115)	143	—	11	11	154
Overhead expenses	—	—	—	52	—	52	—	5	5	57

Operating expenses	121	42	93	54	(115)	195	—	16	16	211
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	61	61	61

Total expenses	121	42	93	54	(115)	195	—	79	79	274

Income (loss) from continuing operations, before income tax expense (benefit)	116	137	206	(73)	—	386	—	112	112	498
Income tax expense (benefit)(3)	44	51	76	(26)	—	145	—	46	46	191

Net income (loss) from continuing operations	72	86	130	(47)	$—	241	—	66	66	307
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	72	86	130	(47)	$—	241	—	66	66	307
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to Navient Corporation	$72	$86	$130	$(47)	$—	$241	$—	$66	$66	$307

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$95	$—	$130
Total other income	6	55	—	61
Operating expenses	16	—	—	16
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	61	—	—	61

Total “Core Earnings” adjustments to GAAP	$(36)	$150	$(2)	112

Income tax expense				46

Net income				$66

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $6 million of “other derivative accounting adjustments.”

(5)	Represents the $215 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $6 million of “other derivative accounting adjustments.”

	Quarter Ended March 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$512	$494	$—	$—	$—	$1,006	$198	$86		$284	$1,290
Other loans	—	—	—	3	—	3	—	—		—	3
Cash and investments	1	—	—	1	—	2	—	1		1	3

Total interest income	513	494	—	4	—	1,011	198	87		285	1,296
Total interest expense	287	185	—	24	—	496	10	24	(4)	34	530

Net interest income (loss)	226	309	—	(20)	—	515	188	63		251	766
Less: provisions for loan losses	10	136	—	—	—	146	—	39		39	185

Net interest income (loss) after provisions for loan losses	216	173	—	(20)	—	369	188	24		212	581
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—		—	—
Servicing revenue	11	1	167	—	(118)	61	—	—		—	61
Asset recovery revenue	—	—	111	—	—	111	—	—		—	111
Gains on debt repurchases	—	—	—	—	—	—	—	—		—	—
Other income (loss)	—	—	1	3	—	4	(188)	182	(5)	(6)	(2)

Total other income (loss)	11	1	279	3	(118)	176	(188)	182		(6)	170
Expenses:
Direct operating expenses	124	55	95	113	(118)	269	—	25		25	294
Overhead expenses	—	—	—	49	—	49	—	23		23	72

Operating expenses	124	55	95	162	(118)	318	—	48		48	366
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4		4	4
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	26		26	26

Total expenses	124	55	95	162	(118)	318	—	78		78	396
Income (loss) from continuing operations, before income tax expense (benefit)	103	119	184	(179)	—	227	—	128		128	355
Income tax expense (benefit)(3)	39	45	69	(67)	—	86	—	50		50	136

Net income (loss) from continuing operations	$64	$74	$115	$(112)	$—	$141	$—	$78		$78	$219
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	(1)		(1)	—

Net income (loss)	$64	$74	$116	$(112)	$—	$142	$—	$77		$77	$219

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$100	$112	$—	$212
Total other loss	7	(13)	—	(6)
Operating expenses	48	—	—	48
Goodwill and acquired intangible asset impairment and amortization	—	—	4	4
Restructuring and other reorganization expenses	26	—	—	26

Total “Core Earnings” adjustments to GAAP	$33	$99	$(4)	128

Income tax expense				50
Income (loss) from discontinued operations				(1)

Net income				$77

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $6 million of “other derivative accounting adjustments.”

(5)	Represents the $180 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $6 million of “other derivative accounting adjustments.”

	Quarter Ended June 30, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$573	$513	$—	$—	$—	$1,086	$198	$46	$244	$1,330
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	2	—	—	1	—	3	—	1	1	4

Total interest income	575	513	—	4	—	1,092	198	47	245	1,337
Total interest expense	319	187	—	10	—	516	13	24	37	553

Net interest income (loss)	256	326	—	(6)	—	576	185	23	208	784
Less: provisions for loan losses	13	189	—	—	—	202	—	(1)	(1)	201

Net interest income (loss) after provisions for loan losses	243	137	—	(6)	—	374	185	24	209	583
Other income (loss):
Gains on sales of loans and investments	257	—	—	(6)	—	251	—	—	—	251
Servicing revenue	16	10	180	—	(137)	69	—	—	—	69
Asset recovery revenue	—	—	109	—	—	109	—	—	—	109
Gains on debt repurchases	—	—	—	19	—	19	—	—	—	19
Other income	—	—	—	—	—	—	(185)	227 (4)	42	42

Total other income (loss)	273	10	289	13	(137)	448	(185)	227	42	490
Expenses:
Direct operating expenses	143	51	88	3	(137)	148	—	38	38	186
Overhead expenses	—	—	—	37	—	37	—	21	21	58

Operating expenses	143	51	88	40	(137)	185	—	59	59	244
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	23	23	23

Total expenses	143	51	88	40	(137)	185	—	85	85	270

Income (loss) from continuing operations, before income tax expense (benefit)	373	96	201	(33)	—	637	—	166	166	803
Income tax expense (benefit)(3)	135	35	72	(13)	—	229	—	70	70	299

Net income (loss) from continuing operations	238	61	129	(20)	$—	408	—	96	96	504
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	39	—	—	39	—	(1)	(1)	38

Net income (loss)	238	61	168	(20)	$—	447	—	95	95	542
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(1)	(1)	(1)

Net income (loss) attributable to Navient Corporation	$238	$61	$168	$(20)	$—	$447	$—	$96	$96	$543

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2013
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$100	$109	$—	$209
Total other income	8	34	—	42
Operating expenses	59	—	—	59
Goodwill and acquired intangible asset impairment and amortization	—	—	3	3
Restructuring and other reorganization expenses	23	—	—	23

Total “Core Earnings” adjustments to GAAP	$26	$143	$(3)	166

Income tax expense				70
Income (loss) from discontinued operations				(1)
Net loss attributable to noncontrolling interest				(1)

Net income				$96

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $203 million of “unrealized gains on derivative and hedging activities, net” as well as the $16 million of “other derivative accounting adjustments.”

	Six Months Ended June 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,033	$985	$—	$—	$—	$2,018	$365	$78		$443	$2,461
Other loans	—	—	—	5	—	5	—	(1)		(1)	4
Cash and investments	2	—	—	2	—	4	—	2		2	6

Total interest income	1,035	985	—	7	—	2,027	365	79		444	2,471
Total interest expense	578	358	—	55	—	991	22	29	(4)	51	1,042

Net interest income (loss)	457	627	—	(48)	—	1,036	343	50		393	1,429
Less: provisions for loan losses	20	281	—	—	—	301	—	49		49	350

Net interest income (loss) after provisions for loan losses	437	346	—	(48)	—	735	343	1		344	1,079
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—		—	—
Servicing revenue	26	8	335	—	(233)	136	—	—		—	136
Asset recovery revenue	—	—	243	—	—	243	—	—		—	243
Gains on debt repurchases	—	—	—	—	—	—	—	—		—	—
Other income	—	—	—	11	—	11	(343)	398	(5)	55	66

Total other income (loss)	26	8	578	11	(233)	390	(343)	398		55	445
Expenses:
Direct operating expenses	245	98	188	115	(233)	413	—	36		36	449
Overhead expenses	—	—	—	101	—	101	—	28		28	129

Operating expenses	245	98	188	216	(233)	514	—	64		64	578
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6		6	6
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	87		87	87

Total expenses	245	98	188	216	(233)	514	—	157		157	671

Income (loss) from continuing operations, before income tax expense (benefit)	218	256	390	(253)	—	611	—	242		242	853
Income tax expense (benefit)(3)	83	95	146	(95)	—	229	—	99		99	328

Net income (loss) from continuing operations	135	161	244	(158)	$—	382	—	143		143	525
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	—		—	1

Net income (loss)	135	161	245	(158)	$—	383	—	143		143	526
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—		—	—

Net income (loss) attributable to Navient Corporation	$135	$161	$245	$(158)	$—	$383	$—	$143		$143	$526

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2014
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$136	$208	$—	$344
Total other income	14	41	—	55
Operating expenses	64	—	—	64
Goodwill and acquired intangible asset impairment and amortization	—	—	6	6
Restructuring and other reorganization expenses	87	—	—	87

Total “Core Earnings” adjustments to GAAP	$(1)	$249	$(6)	242

Income tax expense				99

Net income				$143

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $12 million of “other derivative accounting adjustments.”

(5)	Represents the $396 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $12 million of “other derivative accounting adjustments.”

	Six Months Ended June 30, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,163	$1,013	$—	$—	$—	$2,176	$410	$102		$512	$2,688
Other loans	—	—	—	6	—	6	—	—		—	6
Cash and investments	4	—	—	2	—	6	—	2		2	8

Total interest income	1,167	1,013	—	8	—	2,188	410	104		514	2,702
Total interest expense	654	371	—	25	—	1,050	31	42	(4)	73	1,123

Net interest income (loss)	513	642	—	(17)	—	1,138	379	62		441	1,579
Less: provisions for loan losses	29	394	—	—	—	423	—	19		19	442

Net interest income (loss) after provisions for loan losses	484	248	—	(17)	—	715	379	43		422	1,137
Other income (loss):
Gains on sales of loans and investments	312	—	—	(5)	—	307	—	—		—	307
Servicing revenue	39	19	366	1	(286)	139	—	—		—	139
Asset recovery revenue	—	—	208	—	—	208	—	—		—	208
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income	—	—	—	—	—	—	(373)	419	(5)	46	46

Total other income (loss)	351	19	574	44	(286)	702	(379)	419		40	742
Expenses:
Direct operating expenses	300	97	173	5	(286)	289	—	70		70	359
Overhead expenses	—	—	—	78	—	78	—	44		44	122

Operating expenses	300	97	173	83	(286)	367	—	114		114	481
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6		6	6
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	34		34	34

Total expenses	300	97	173	83	(286)	367	—	154		154	521

Income (loss) from continuing operations, before income tax expense (benefit)	535	170	401	(56)	—	1,050	—	308		308	1,358
Income tax expense (benefit)(3)	194	62	146	(21)	—	381	—	128		128	509

Net income (loss) from continuing operations	341	108	255	(35)	$—	669	—	180		180	849
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	40	—	—	40	—	(1)		(1)	39

Net income (loss)	341	108	295	(35)	$—	709	—	179		179	888
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(1)		(1)	(1)

Net income (loss) attributable to Navient Corporation	$341	$108	$295	$(35)	$—	$709	$—	$180		$180	$889

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2013
(Dollars in millions)	Net Impact of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$194	$228	$—	$422
Total other income	16	24	—	40
Operating expenses	114	—	—	114
Goodwill and acquired intangible asset impairment and amortization	—	—	6	6
Restructuring and other reorganization expenses	34	—	—	34

Total “Core Earnings” adjustments to GAAP	$62	$252	$(6)	308

Income tax expense				128
Income (loss) from discontinued operations				(1)
Net loss attributable to noncontrolling interest				(1)

Net income				$180

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $44 million of “other derivative accounting adjustments.”

(5)	Represents the $360 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $44 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	$(36)	$33	$26	$(1)	$62
Net impact of derivative accounting	150	99	143	249	252
Net impact of goodwill and acquired intangible assets	(2)	(4)	(3)	(6)	(6)
Net tax effect	(46)	(50)	(70)	(99)	(128)
Net effect from discontinued operations and noncontrolling interest	—	(1)	—	—	—

Total “Core Earnings” adjustments to GAAP	$66	$77	$96	$143	$180

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we assume the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to Old SLM using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all preferred stock dividends are removed as SLM BankCo succeeded Old SLM as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
SLM BankCo net income, before income tax expense	$25	$60	$48	$86	$94
Restructuring and reorganization expense in connection with the Spin-Off	(61)	(27)	(22)	(87)	(32)

Total net impact	$(36)	$33	$26	$(1)	$62

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$61	$(8)	$18	$53	$(13)
Plus: Realized losses on derivative and hedging activities, net(1)	154	188	185	343	373

Unrealized gains on derivative and hedging activities, net(2)	215	180	203	396	360
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(59)	(75)	(76)	(135)	(152)
Other derivative accounting adjustments(3)	(6)	(6)	16	(12)	44

Total net impact of derivative accounting(4)	$150	$99	$143	$249	$252

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Floor Income Contracts	$132	$181	$297	$313	$486
Basis swaps	12	(1)	(15)	11	(19)
Foreign currency hedges	54	(39)	(67)	15	(99)
Other	17	39	(12)	57	(8)

Total unrealized gains on derivative and hedging activities, net	$215	$180	$203	$396	$360

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(166)	$(198)	$(198)	$(365)	$(410)
Net settlement income on interest rate swaps reclassified to net interest income	12	10	13	22	31
Foreign exchange derivatives gains reclassified to other income	—	—	—	—	—
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	6

Total reclassifications of realized losses on derivative and hedging activities	$(154)	$(188)	$(185)	$(343)	$(373)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of June 30, 2014, derivative accounting has reduced GAAP equity by approximately $760 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Beginning impact of derivative accounting on GAAP equity	$(854)	$(926)	$(1,027)	$(926)	$(1,080)
Net impact of net unrealized gains (losses) under derivative accounting(1)	94	72	104	166	157

Ending impact of derivative accounting on GAAP equity	$(760)	$(854)	$(923)	$(760)	$(923)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Total pre-tax net impact of derivative accounting recognized in net income(a)	$150	$99	$143	$249	$252
Tax impact of derivative accounting adjustment recognized in net income	(54)	(22)	(54)	(76)	(113)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	(2)	(5)	15	(7)	18

Net impact of net unrealized gains (losses) under derivative accounting	$94	$72	$104	$166	$157

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of June 30, 2014, the remaining amortization term of the net floor premiums was approximately 2.00 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013
Unamortized net Floor premiums (net of tax)(1)	$(274)	$(308)	$(452)

(1)	$(433) million, $(492) and $(720) million on a pre-tax basis as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(3)	$(4)	$(3)	$(6)	$(6)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP Basis

	June 30, 2014		March 31, 2014		June 30, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,375		$7,075		$5,896
Loans in forbearance(2)	1,201		1,216		1,160
Loans in repayment and percentage of each status:
Loans current	25,202	92.9%	29,156	93.1%	29,196	92.3%
Loans delinquent 31-60 days(3)	670	2.5	655	2.1	792	2.5
Loans delinquent 61-90 days(3)	391	1.4	430	1.4	495	1.6
Loans delinquent greater than 90 days(3)	873	3.2	1,068	3.4	1,144	3.6

Total Private Education Loans in repayment	27,136	100%	31,309	100%	31,627	100%

Total Private Education Loans, gross	31,712		39,600		38,683
Private Education Loan unamortized discount	(674)		(681)		(752)

Total Private Education Loans	31,038		38,919		37,931
Private Education Loan receivable for partially charged-off loans	1,269		1,297		1,334
Private Education Loan allowance for losses	(1,983)		(2,059)		(2,149)

Private Education Loans, net	$30,324		$38,157		$37,116

Percentage of Private Education Loans in repayment		85.6%		79.1%		81.8%

Delinquencies as a percentage of Private Education Loans in repayment		7.1%		6.9%		7.7%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.2%		3.7%		3.5%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		90.9%		84.8%		79.3%

Cosigner rate		64%		68%		66%

Average FICO		718		723		721

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Private Education Loan Delinquencies and Forbearance — “Core Earnings” Basis

	June 30, 2014		March 31, 2014		June 30, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,375		$4,090		$3,599
Loans in forbearance(2)	1,201		1,205		1,156
Loans in repayment and percentage of each status:
Loans current	25,202	92.9%	24,912	92.3%	26,141	91.6%
Loans delinquent 31-60 days(3)	670	2.5	634	2.3	774	2.7
Loans delinquent 61-90 days(3)	391	1.4	416	1.5	486	1.7
Loans delinquent greater than 90 days(3)	873	3.2	1,068	3.9	1,144	4.0

Total Private Education Loans in repayment	27,136	100%	27,030	100%	28,545	100%

Total Private Education Loans, gross	31,712		32,325		33,300
Private Education Loan unamortized discount	(674)		(686)		(755)

Total Private Education Loans	31,038		31,639		32,545
Private Education Loan receivable for partially charged-off loans	1,269		1,297		1,334
Private Education Loan allowance for losses	(1,983)		(1,987)		(2,098)

Private Education Loans, net	$30,324		$30,949		$31,781

Percentage of Private Education Loans in repayment		85.6%		83.6%		85.7%

Delinquencies as a percentage of Private Education Loans in repayment		7.1%		7.8%		8.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.2%		4.3%		3.9%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		90.9%		91.1%		82.6%

Cosigner rate		64%		64%		62%

Average FICO		718		718		717

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Allowance at beginning of period	$2,059	$2,097	$2,170	$2,097	$2,171
Provision for Private Education Loan losses	155	175	187	330	412
Charge-offs(1)	(166)	(218)	(212)	(385)	(444)
Reclassification of interest reserve(2)	4	5	4	10	10
Distribution of SLM BankCo	(69)	—	—	(69)	—

Allowance at end of period	$1,983	$2,059	$2,149	$1,983	$2,149

Charge-offs as a percentage of average loans in repayment (annualized)	2.3%	2.8%	2.7%	2.6%	2.8%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.2%	2.7%	2.6%	2.5%	2.7%
Allowance as a percentage of the ending total loan balance	6.0%	5.0%	5.4%	6.0%	5.4%
Allowance as a percentage of ending loans in repayment	7.3%	6.6%	6.8%	7.3%	6.8%
Average coverage of charge-offs (annualized)	3.0	2.3	2.5	2.6	2.4
Ending total loans(3)	$32,981	$40,897	$40,017	$32,981	$40,017
Average loans in repayment	$28,599	$31,416	$31,618	$29,999	$31,631
Ending loans in repayment	$27,136	$31,309	$31,627	$27,136	$31,627

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Allowance at beginning of period	$1,987	$2,035	$2,105	$2,035	$2,106
Provision for Private Education Loan losses	145	136	189	281	394
Charge-offs(1)	(166)	(218)	(212)	(385)	(444)
Reclassification of interest reserve(2)	4	5	4	10	10
Loan sales and other transactions	13	29	12	42	32

Allowance at end of period	$1,983	$1,987	$2,098	$1,983	$2,098

Charge-offs as a percentage of average loans in repayment (annualized)	2.5%	3.3%	3.0%	2.9%	3.2%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.4%	3.1%	2.9%	2.7%	3.1%
Allowance as a percentage of the ending total loan balance	6.0%	5.9%	6.1%	6.0%	6.1%
Allowance as a percentage of ending loans in repayment	7.3%	7.4%	7.4%	7.3%	7.4%
Average coverage of charge-offs (annualized)	3.0	2.2	2.5	2.6	2.3
Ending total loans(3)	$32,981	$33,622	$34,634	$32,981	$34,634
Average loans in repayment	$27,181	$27,028	$28,382	$27,105	$28,004
Ending loans in repayment	$27,136	$27,030	$28,545	$27,136	$28,545

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of June 30, 2014, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 7.1 percent from 8.4 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.2 percent from 4.0 percent in the year-ago quarter. The charge-off rate decreased to 2.5 percent from 3.0 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) increased to 4.2 percent from 3.9 percent in the year-ago quarter.

Apart from the overall improvements discussed above that had the effect of reducing the provision for loan losses in the second-quarter 2014 compared to the year-ago quarter, Private Education Loans that have defaulted between 2007 and 2014 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties. In the second-quarter 2014, we increased our allowance related to these potential recovery shortfalls by approximately $68 million.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $145 million in the second quarter of 2014, down $44 million from the second quarter of 2013, and $281 million for the first six months of 2014, down $113 million from the year-ago period. The decline in both periods was primarily a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2007 and 2014 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $402 million and $217 million in the allowance for Private Education Loan losses at June 30, 2014 and 2013, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Private Education Loans Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Receivable at beginning of period	$1,297	$1,313	$1,339	$1,313	$1,347
Expected future recoveries of current period defaults(1)	53	71	70	124	148
Recoveries(2)	(58)	(61)	(54)	(119)	(122)
Charge-offs(3)	(23)	(26)	(21)	(49)	(39)

Receivable at end of period	1,269	1,297	1,334	1,269	1,334
Allowance for estimated recovery shortfalls(4)	(402)	(334)	(217)	(402)	(217)

Net receivable at end of period	$867	$963	$1,117	$867	$1,117

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.0 billion, $2.1 billion and $2.1 billion overall allowance for Private Education Loan losses as of June 30, 2014, March 31, 2014, and June 30, 2013, respectively.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP and Private Education facilities or issue term asset-backed securities (“ABS”).

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,643	$2,516	$1,805
Unencumbered FFELP Loans	1,766	1,441	902

Total “Core Earnings” basis	3,409	$3,957	$2,707
SLM BankCo(1)	—	2,756	2,757

Total GAAP basis	$3,409	$6,713	$5,464

(1)

As of March 31, 2014 and June 30, 2013, includes $1.4 billion and $1.6 billion of cash, respectively, and $1.4 billion and $1.2 billion of FFELP Loans, respectively, which were transferred to or retained by SLM BankCo following the Spin-Off.

Average Balances

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,988	$2,180	$2,250	$2,083	$2,534
Unencumbered FFELP Loans	1,854	1,670	801	1,763	728

Total “Core Earnings” basis	3,842	3,850	3,051	3,846	3,262
SLM BankCo(2)	1,039	2,910	2,780	1,969	2,525

Total GAAP basis	$4,881	$6,760	$5,831	$5,815	$5,787

(2)

For the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013 and the years ended June 30, 2014 and 2013, includes $580 million, $1.5 billion, $1.7 billion, $1.0 billion and $1.5 billion of cash, respectively. For the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013 and the years ended June 30, 2014 and 2013, includes $459 million, $1.4 billion, $1.1 billion, $929 million and $1.1 billion of FFELP Loans, respectively.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2014, March 31, 2014 and June 30, 2013, the maximum additional capacity under these facilities was $10.7 billion, $12.7 billion and $11.9 billion, respectively. For the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, the average maximum additional capacity under these facilities was $11.8 billion, $12.3 billion and $11.1 billion, respectively. For the six months ended June 30, 2014 and 2013, the average maximum additional capacity under these facilities was $12.0 billion and $10.9 billion, respectively.

In addition to the FFELP Loan – Other facilities, funding may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”) which we closed in June 2014. The new facility will provide liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short term facilities. The maximum capacity under this facility is $1 billion. It matures in June 2015.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans comprised $7.9 billion of our unencumbered assets of which $6.1 billion and $1.8 billion related to Private Education Loans and FFELP Loans, respectively. At June 30, 2014, we had a total of $13.5 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

For further discussion of our various sources of liquidity, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2013.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2014	March 31, 2014	June 30, 2013
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.5	$4.6	$5.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.1	6.5	6.5
Tangible unencumbered assets(1)	13.4	24.2	21.0
Unsecured debt	(18.4)	(27.3)	(25.5)
Mark-to-market on unsecured hedged debt(2)	(0.9)	(0.8)	(1.0)
Other liabilities, net	(1.1)	(2.0)	(1.8)

Total tangible equity — GAAP Basis	$3.6	$5.2	$5.0

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2014, March 31, 2014 and June 30, 2013, there were $756 million, $640 million and $1.0 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

The $1.6 billion decrease in total tangible equity from March 31, 2014 to June 30, 2014 is primarily the result of the deemed distribution of the $1.7 billion of consumer banking business net assets on April 30, 2014.

Second-Quarter 2014 Financing Transactions

The following financing transactions have taken place in the second quarter of 2014:

FFELP Loan Financings:

•	On May 29, 2014, Navient issued $747 million in FFELP ABS.

Private Education Loan Financings:

•

On June 25, 2014, Navient closed a $1.0 billion Private Education Loan ABCP facility that is supported by four banks. The facility, which matures on June 24, 2015, will be available for Private Education Loan refinancing and acquisitions.

Shareholder distributions

In June 2014, we paid a common stock dividend of $0.15 per share.

In May 2014, we authorized $400 million to be utilized in a new common share repurchase program that does not have an expiration date. We repurchased 4 million shares of common stock for $65 million in the second quarter of 2014.